EXHIBIT 99.2
Vanguard Health Systems, Inc.
Supplementary Financial Information

Adjusted EBITDA Margin
Presentation of Most Directly Comparable GAAP Financial Measure (Net Income/Loss Attributable to
Vanguard Health Systems, Inc. Stockholders Margin)
and Reconciliation of Adjusted EBITDA to Net Income/Loss Attributable to Vanguard Health Systems, Inc.
Stockholders Margin

	Quarter ended December 31,		Six months ended December 31,

(in millions, unaudited)	2008	2009	2008	2009

Adjusted EBITDA	$78.5	$83.8	$141.7	$152.5
Total revenues	792.6	843.6	1,511.6	1,667.0

Adjusted EBITDA Margin	9.9%	9.9%	9.4%	9.1%

Adjusted EBITDA	$78.5	$83.8	$141.7	$152.5
Interest, net	(28.6)	(27.5)	(57.3)	(54.7)
Income tax benefit (expense)	(5.1)	3.6	(5.3)	1.7
Depreciation and amortization	(32.1)	(34.3)	(64.4)	(68.3)
Non-controlling interests	(0.7)	(0.8)	(1.6)	(1.7)
Gain (loss) on disposal of assets	‑	(0.4)	2.1	(0.4)
Equity method income	0.3	0.3	0.3	0.5
Stock compensation	(0.8)	(1.0)	(2.2)	(2.9)
Monitoring fees and expenses	(1.3)	(1.4)	(2.6)	(2.7)
Realized holding loss on investments	‑	‑	(0.6)	‑
Impairment loss	‑	(43.1)	‑	(43.1)
Income (loss) from discontinued operations, net of taxes	(0.1)	0.1	0.9	(0.1)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$10.1	$(20.7)	$11.0	$(19.2)
Total revenues	$792.6	$843.6	$1,511.6	$1,667.0

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders margin	1.3%	(2.5)%	0.7%	(1.2)%